Exhibit 10.6
Aurora Diagnostics, LLC
11025 RCA Center Drive
Palm Beach Gardens, FL 33410
August 11, 2008
Mr. Greg Marsh
10254 Hunt Club Ln.
Palm Beach Gardens, FL 33418
Dear Greg:
     Reference is made to that certain Senior Management Agreement dated November 5, 2007 (the “Senior Management Agreement”) by and among Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (the “Company”), Aurora Diagnostics, LLC, a Delaware limited liability company (“Employer”), and Greg Marsh (“Executive”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Limited Liability Company Agreement of the Company, as amended from time to time including the first and second amendments thereto (as amended, the “LLC Agreement”).
     In the event of an Approved Sale (as defined in the LLC Agreement), specifically excluding the consummation of an initial public offering of Employer or the Company (an “IPO”) and in addition to any base salary and benefits of general application to which Executive is otherwise entitled, Employer agrees to pay Executive an amount (the “Approved Sale Payment’) equal to (i) (x) Executive’s annual base salary (currently $280,000) at the time of the Approved Sale plus (y) Executive’s target annual bonus (currently $140,000) at the time of the Approved Sale times (ii) fifty percent (50%). Such Approved Sale Payment shall be paid by Employer to Executive on the effective date of such Approved Sale and shall be paid in accordance with Employer’s customary payroll practices (including, without limitation, customary income tax withholding) and is conditioned upon Executive’s compliance with the terms and conditions set forth in Section 9.4 of the LLC Agreement. The provisions of this paragraph shall terminate immediately prior to an IPO.
     In the event Executive’s employment is terminated by Employer without Cause (as defined in the Senior Management Agreement) within one year following the effective date of an Approved Sale, Employer agrees that the Severance Period (as defined in the Senior Management Agreement) (currently a one-year period commencing on the date of termination) shall be an eighteen-month period commencing on the date of termination.
     Except as expressly set forth in this letter and Executive’s Award Letter dated July 23, 2008 (the “Award Letter”), Executive acknowledges that (i) he is not entitled to any bonus or other payment in connection with an Approved Sale, IPO or other similar transaction and (ii) the equity interests granted pursuant to the Award Letter were issued in lieu of any equity interests discussed or contemplated to be issued, including pursuant to Executive’s Employment Offer

Letter dated July 30, 2007 from Employer to Executive, in connection with Executive’s employment.
Sincerely,

Aurora Diagnostics Holdings, LLC
By:	/s/ James C. New
	Name:	James C. New
	Title:	Chief Executive Officer and President

Aurora Diagnostics, LLC
By:	/s/ James C. New
	Name:	James C. New
	Title:	Chief Executive Officer and President

Agreed to and accepted
this 11 day of August, 2008:

/s/ Greg Marsh
Greg Marsh